EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE April 27, 2007	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORTS
35th YEAR OF CONSECUTIVE PROFITS

ALBUQUERQUE, NEW MEXICO, April 27, 2007 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported net sales from continuing operations increased 19.3% to $27.751 million for the twelve-months ended January 31, 2007, compared to net sales from continuing operations of $23.252 million for the same twelve-month period in the prior fiscal year. Earnings per share for the twelve-month period ended January 31, 2007 was $0.13 per basic and diluted share, compared to $0.14 per basic and diluted share for the twelve-months ended January 31, 2006.

Net sales from continuing operaitons for the fourth quarter period of fiscal 2007, increased 22.2% to $6.351 million compared to $5.199 million for the fourth quarter period ended January 31, 2006. Earnings per share for the fourth quarter period ended January 31, 2007 was $0.05 per basic and diluted share compared to earnings per share of $0.03 per basic and diluted share in the same period of the prior year.

Michael L. Bowlin, Chairman, President and Chief Executive Office stated, “I am pleased to report the results of this our 35th year of profitability. Gross sales increased this fiscal year but were tempered by the need to offer heavier discounts in some locations and a general increase in the cost of goods sold. We were able to hold the increase in G&A to a manageable 2.7% increase through the successful supervisory support programs that have been in place for sometime plus the dedication of the management teams at our travel centers that are a vital key to our success.

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Bowlin Travel Centers Reports 35th Year of Consecutive Profitability
April 27, 2007

“We entered into a letter of intent to sell one of our underperforming locations and two other underperforming locations are for sale. In fiscal 2008 we will continue to maintain our focus on operational improvements which includes volume buying for improved margins and maintaining our supervisory support programs that have proved so successful for us,” Bowlin concluded.

Strategically located on major interstate highways, the Company operates travel centers that utilize co-branding agreements with national companies. The Company's current operations are located in the Southwestern United States.

Visit our web sites at:	www.bowlintc.com	and	www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Reports 35th Year of Consecutive Profitability
April 27, 2007

The following tables outline the company's financial results for fiscal 2007 and fiscal 2006

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)
Assets	January 31, 2007 (Audited)	January 31, 2006 (Audited)

Cash and cash equivalents	$2,308	$1,894

Marketable securities	453	721

Other current assets	4,171	3,945

Total Current Assets	6,932	6,560

Property and equipment, net	9,706	9,877

Assets held for sale	2,559	2,664

Other assets	809	707

Total Assets	$20,006	$19,808

Liabilities and Shareholders’ Equity

Current liabilities	$1,881	$2,154

Long-term debt	4,198	4,261

Long-term debt of assets held for sale	521	538

Deferred income taxes	759	812

Total Liabilities	7,359	7,765

Shareholders’ equity	12,647	12,043

Total Liabilities and Shareholders’ Equity	$20,006	$19,808

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Bowlin Travel Centers Reports 35th Year of Consecutive Profitability
April 27, 2007

CONDENSED STATEMENTS OF INCOME
(Audited)
(in thousands, except share and per share data)

	THREE MONTHS ENDED JANUARY 31,		TWELVE MONTHS ENDED JANUARY 31,
	2007	2006	2007	2006

Net sales	$6,351	$5,199	$27,751	$23,252

Cost of goods sold	(4,381)	(2,902)	(18,910)	(14,395)

General and administrative expenses	(1,671)	(1,689)	(7,110)	(6,923)

Depreciation and amortization	(195)	(187)	(758)	(741)

Income from operations	104	421	973	1,193

Interest expense	(80)	(87)	(336)	(322)

Other non-operating income, net	129	(12)	383	440

Income from continuing operations before income taxes	153	322	1,020	1,311

Income tax expense	(63)	(81)	(413)	(471)

Income from continuing operations	90	241	607	840

Loss from discontinued operations	(59)	(86)	(204)	(190)

Unusual item	201	—	201	—

Net income	$232	$155	$604	$650

Earnings per share:

Basic and diluted; continuing operations	$0.06	$0.05	$0.17	$0.18

Basic and diluted; discontinued operations	($ 0.01)	($ 0.02)	($ 0.04)	($ 0.04)

Basic and diluted; net income	$0.05	$0.03	$0.13	$0.14

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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